EXHIBIT 99.1




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NEWS RELEASE                                                       July 11, 2014

                  FSI Announces a Decrease in Second Quarter, 2014 Revenue

VICTORIA, BRITISH COLUMBIA, July 11, 2014 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX: FSI, FRANKFURT: FXT), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. Today the Company announces a year over year decrease in revenues for second quarter (Q2), 2014.

Sales were lower in Q2, 2014 than in Q2, 2013. Flexible Solutions' top line revenue decreased from $4.88 million (Q2, `13) to $4.08 million (Q2, `14), down 16% year over year.

Complete financial results will be available by August 14, 2014 concurrent with our SEC quarterly filing.

About Flexible Solutions International

Flexible Solutions International, Inc. (www.flexiblesolutions.com), based in Victoria, British Columbia, is an environmental technology company. The Company's NanoChem Solutions Inc. subsidiary specializes in biodegradable, water-soluble products utilizing thermal polyaspartate (TPA) biopolymers. TPA beta-proteins are manufactured from the common biological amino acid, L-aspartic and have wide usage including scale inhibitors, detergent ingredients, water treatment and crop enhancement. The other divisions manufacture energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world. FSI is the developer and manufacturer of WaterSavr, the world's first commercially viable water evaporation retardant. WaterSavr reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. Heatsavr, a "liquid blanket" evaporation retardant for the commercial swimming pool and spa markets, reduces energy costs by 15% to 40% and can result in reduced indoor pool humidity. The Company's Ecosavr product targets the residential swimming pool market providing the same savings as Heatsavr.

Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.


                        Flexible Solutions International
                615 Discovery Street, Victoria, BC V8T 5G4 CANADA

                                                                Company Contacts

                                                                     Jason Bloom
                                                               Tel: 250.477.9969
                                                         Toll Free: 800.661.3560
                                                               Fax: 250.477.9912
                                               Email: info@flexiblesolutions.com

If you have received this news release by mistake or if you would like to be removed from our update list please reply to: alishap@flexiblesolutions.com

To find out more information about Flexible Solutions and our products please visit www.flexiblesolutions.com